Exhibit 99. 2

Execution Version

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of April 22, 2018 by and among Henry Schein, Inc., a Delaware corporation (“Harbor”), Direct Vet Marketing, Inc., a Delaware corporation (“Voyager”) and each shareholder of Voyager listed on a signature page hereto (each, a “Shareholder”).

WHEREAS, Voyager, Harbor, HS Spinco, Inc., a Delaware corporation and a wholly-owned Subsidiary of Harbor (“Spinco”), HS Merger Subl, a Delaware corporation and a direct, wholly-owned Subsidiary of Spinco (“Merger Sub”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Voyager Stockholders (the “Voyager Stockholders’ Representative”) have entered into a Merger Agreement substantially in the form of Exhibit A attached hereto, dated as of April 20, 2018 (as it may be amended from time to time, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into Voyager, with Voyager surviving the merger as a wholly-owned subsidiary of Spinco (the “Merger”), upon the terms and conditions set forth in the Merger Agreement (capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement);

WHEREAS, pursuant to Section 8.1(e) of the Merger Agreement, Harbor has the right to terminate the Merger Agreement if this Agreement is not entered into within seventy-two (72) hours following the date of the Merger Agreement;

WHEREAS, each Shareholder beneficially owns the number of shares of Voyager Capital Stock set forth opposite such Shareholder’s name on Schedule A hereto (with respect to any Shareholder, such Shareholder’s “Shares”); and

WHEREAS, each Shareholder desires to support the approval and adoption of the Merger Agreement and the Transactions contemplated thereby.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

VOTING; GRANT AND APPOINTMENT OF PROXY; RESTRICTIONS ON TRANSFER

Section 1.1    Voting. From and after the date hereof until the Expiration Date, each Shareholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each adjourned or postponed meeting) of Voyager’s shareholders, however called, or in connection with any action of Voyager shareholders by written resolution or consent in lieu of such meeting, such Shareholder will (i) appear at such meeting or otherwise cause all of its Shares, which it owns as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy or written resolution or consent, if applicable) all such Shares (A) in favor of the approval of the Merger and in favor of the adoption and approval of the Merger Agreement, (B) in favor of any proposal to adjourn or postpone such meeting of Voyager’s shareholders to a later date if there are not sufficient votes to approve any of the matters under clause (A) above, (C) in favor of any proposal that the Board of Directors of Voyager has (x) determined is required to facilitate the consummation of the Merger and the other Transactions contemplated by the Merger Agreement, and (y) recommended to be adopted by the Voyager shareholders, and (D) against (x) any action, proposal, transaction or agreement that would reasonably be expected to (1) result in any condition to the consummation of the Merger or the conditions set forth in Article VII of the Merger Agreement not being fulfilled or (2) prevent, materially impede or materially delay Voyager’s ability to consummate the transactions contemplated by the Merger Agreement, and (y) any merger or agreement constituting a Voyager Acquisition Proposal, other than the Transactions (clauses (A) through (D), the “Required Votes”).

Section 1.2    Grant of Irrevocable Proxy; Appointment of Proxy.

(a)    From and after the date hereof until the Expiration Date, each Shareholder hereby irrevocably and unconditionally grants to, and appoints, Spinco and any designee thereof as such Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Shares owned by such Shareholder as of the applicable record date in accordance with the Required Votes; provided that each Shareholder’s grant of the proxy contemplated by this Section 1.2 shall be effective if, and only if, such Shareholder has not delivered to Spinco prior to the meeting at which any of the matters described in Section 1.1 are to be considered a duly executed irrevocable instrument directing that the Shares of such Shareholder be voted in accordance with the Required Votes.

(b)    Each Shareholder hereby revokes any proxies heretofore given in respect of the Shares.

(c)    Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 1.2, if it becomes effective, is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. The parties hereby further affirm that the irrevocable proxy, if it becomes effective, is coupled with an interest and is intended to be irrevocable until the Expiration Date, at which time it will terminate automatically. If for any reason any proxy granted herein is not irrevocable after it becomes effective, then the Shareholder granting such proxy agrees, until the Expiration Date, to vote its Shares in accordance with the Required Votes. The parties agree that the foregoing is a voting agreement.

Section 1.3    Restrictions on Transfers.

(a)    Each Shareholder hereby agrees that from the date hereof until the Expiration Date, it shall not, directly or indirectly, (i) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, amalgamation, operation of law or otherwise) (a “Transfer”), either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding providing for the Transfer of, any Shares, other than (A) any Transfer to an Affiliate of such Shareholder, but only if, prior to the effectiveness of such Transfer, the transferee agrees in writing to be bound by the applicable terms hereof (unless such transferee is a Shareholder or is party to another voting and support agreement with Harbor and Voyager, the terms of which are consistent with the terms set forth in this Agreement), including for the purposes of Section 1.3(b), or (B) a Transfer pursuant to any trust or will of such Shareholder or by the Laws of intestate succession, (ii) deposit any Shares into a voting trust or enter into a voting and support agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) agree (whether or not in writing) to take any of the actions prohibited by the foregoing clause (i) or (ii). Any purported Transfer of Shares inconsistent with this Section 1.3 shall be null and void, and Voyager shall refuse to recognize any such Transfer for any purpose and shall not, and shall cause Voyager’s corporate secretary not to, reflect in its records any change in record ownership of Shares pursuant to any such Transfer.

(b)    Each Shareholder listed on Schedule B hereto agrees that in the event that the Merger is consummated in accordance with the terms set forth in the Merger Agreement and the Effective Time occurs, during the six (6) month period following the Closing Date, it shall not, directly or indirectly, Transfer any of the shares of Spinco Common Stock it receives in the Merger.

Section 1.4    Exercise of Drag-Along Rights. Each Shareholder and Voyager hereby covenant and agree that they shall each take any and all actions necessary or appropriate to cause the exercise of all available drag-along, “bring along” and similar rights, in each case to their fullest extent, pursuant to Section 3 of the Voyager Voting Agreement (as defined below) in connection with the transactions contemplated by the Merger Agreement.

Section 1.5    Appointment of Voyager Stockholders’ Representative. Each Shareholder hereby ratifies the appointment of the Voyager Stockholders’ Representative as contemplated by Section 6.27 of the Merger Agreement with all powers and protections described therein. All decisions, actions, consents and instructions by the Voyager Stockholders’ Representative shall be binding upon each Shareholder.

Section 1.6    Inconsistent Agreements. Each Shareholder hereby covenants and agrees that, except for this Agreement, it (a) shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shares that is inconsistent with this Agreement and (b) shall not grant at any time while this Agreement remains in effect a proxy, consent or power of attorney with respect to the Shares that is inconsistent with this Agreement.

ARTICLE II

REPRESENTATIONS, WARRANTIES, COVENANTS AND WAIVERS OF EACH SHAREHOLDER

Section 2.1    Representations and Warranties of each Shareholder.

(a)    Each Shareholder represents and warrants as follows: (i) such Shareholder has full legal right and capacity to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby, (ii) this Agreement has been duly executed and delivered by such Shareholder and, to the extent the Shareholder is not an individual person, the execution, delivery and performance of this Agreement by such Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder and no other actions or proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, (iii) this Agreement constitutes the valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in Law or equity), (iv) the execution and delivery of this Agreement by such Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreement binding upon such Shareholder or its Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Authority, except in each case for filings with the SEC by such Shareholder or filings under the HSR Act or any competition, antitrust and investment laws or regulations of foreign jurisdictions, (v) as of the date hereof, such Shareholder beneficially owns (as such term is used in Rule 13d-3 of the Exchange Act) its Shares, (vi) as of the date hereof, except as otherwise provided by this

Agreement or the Voyager Voting Agreement or under applicable federal or state securities laws, such Shareholder beneficially owns its Shares free and clear of any proxy, voting restriction, adverse claim or other Encumbrance and has sole voting power with respect to such Shares and sole power of disposition with respect to all of such Shares, and no person other than such Shareholder has any right to direct or approve the voting or disposition of any of such Shares and (vii) such Shareholder does not beneficially own any shares of Voyager Capital Stock other than its Shares.

(b)    Each Shareholder further represents and warrants and covenants that:

(i)    such Shareholder is an “accredited investor,” as defined in Rule 501(a) under the Securities Act (which, if such Shareholder is a natural person, means that he or she is (x) a person whose individual net worth, or joint net worth with his or her spouse, exceeds $1,000,000 (without taking into account the value of his or her primary residence) or (y) a person whose individual income exceeded $200,000 in each of the two most recent years, or joint income with his or her spouse exceeded $300,000 in each of those years, and he or she has a reasonable expectation of reaching the same income level in the current year);

(ii)    such Shareholder possesses expertise, knowledge and sophistication in financial and business matters such that such Shareholder is capable of evaluating the merits and risks of the transactions contemplated by the Merger Agreement (including the Merger) and the shares of Spinco Common Stock to be received by such Shareholder in the Merger;

(iii)    such Shareholder has had reasonable time and opportunity to consult independent financial, legal, tax and other advisors with respect to the transactions contemplated by the Merger Agreement (including the Merger) and the shares of Spinco Common Stock to be received by such Shareholder in connection therewith;

(iv)     (A) all the Shares owned by such Shareholder are set forth on Schedule A attached hereto, and (B) no Shareholder or any of its Affiliates owns any Shares other than as set forth on Schedule A hereto; and

(v)    no representations or warranties, oral or otherwise, have been made to such Shareholder or any party on such Shareholder’s behalf in connection with this Agreement or the transactions contemplated by the Merger Agreement (including the Merger) and the shares of Spinco Common Stock to be received by such Shareholder in connection therewith, other than the representations and warranties specifically set forth in this Agreement.

Section 2.2    Covenants and Waivers. Each Shareholder hereby:

(a)    irrevocably waives, and agrees not to exercise, any rights of appraisal that such Shareholder may have with respect to the Shares, including the right to demand appraisal in accordance with Section 262 of the Delaware General Corporation Law;

(b)    irrevocably waives, and agrees not to exercise, any right inconsistent with the transactions contemplated by the Merger Agreement (including the Merger) that such Shareholder may have under that certain Fifth Amended and Restated Voting Agreement, dated July 14, 2017, by and among Voyager, each holder of Voyager Preferred Stock listed on Schedule A thereto and those individuals listed on Schedule B thereto (the “Voyager Voting Agreement”);

(c)    acknowledges that the Voyager Voting Agreement will automatically terminate by its terms upon the consummation of the Merger; and

(d)    agrees to permit Harbor, Voyager and Spinco to publish and disclose, including in filings with the SEC , this Agreement and the Shareholders’ identity and ownership of the Shares and the nature of the Shareholders’ commitments, arrangements and understandings under this Agreement, in each case, to the extent Harbor, Voyager or Spinco, as the case may be, reasonably determines that such information is required to be disclosed by applicable Law; provided, that Harbor and Voyager shall give each Shareholder and its legal counsel a reasonable opportunity to review and comment on such publications or disclosures prior to their first being made public.

ARTICLE III

TERMINATION

This Agreement and all obligations, terms and conditions contained herein, shall automatically terminate without any further action required by any party hereto, and be of no further force or effect on the earlier of (a) the consummation of the Merger or (b) the termination of the Merger Agreement pursuant to and in compliance with the terms therein (the “Expiration Date”). In the event of a termination pursuant to this Article III, no party hereto shall have any rights or obligations hereunder following such termination, and this Agreement or any part hereof (as applicable) shall become void and of no effect. Notwithstanding the preceding sentence, this Article III shall survive any termination of this Agreement and Article IV and Section 1.3(b) shall survive the termination of this Agreement pursuant to clause (a) above. Nothing in this Article III shall relieve or otherwise limit any party of liability for willful breach of this Agreement prior to termination.

ARTICLE IV

MISCELLANEOUS

Section 4.1    Obligations of Shareholders. Notwithstanding anything to the contrary in this Agreement, the representations, warranties, covenants and agreements of each Shareholder, on the one hand, and of each other shareholder of Voyager that may enter into any voting and support agreement with Harbor and Voyager (the terms of which are consistent with the terms set forth in this Agreement), on the other hand, are several and not joint and several, and in no event shall any Shareholder have any obligation or liability for any of the representations, warranties and covenants of any other shareholder of Voyager.

Section 4.2    No Ownership Interest. Except as specifically provided herein, (a) all rights, ownership and economic benefits of and relating to a Shareholder’s Shares shall remain vested in and belong to such Shareholder and (b) neither Harbor nor Voyager shall have any authority to exercise any power or authority to direct or control the voting or disposition of any Shares or direct such Shareholder in the performance of its duties or responsibilities as a shareholder of Voyager. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other person, including Harbor or Voyager, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law.

Section 4.3    Notices. All notices, requests, claims, demands and other communications to be given or delivered under or by the provisions of this Agreement shall be in writing and shall be deemed given only (i) when delivered personally to the recipient, (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); provided, that confirmation of delivery is received, (iii) upon machine-generated acknowledgment of receipt after transmittal by facsimile or (iv) five (5) days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands and other communications shall be sent to the parties at the following addresses (or at such address for a party as will be specified by like notice):

if to Harbor, to:

Henry Schein Inc.

135 Duryea Road – Mail Stop E-365

Melville, New York 11747

Attention: General Counsel

Facsimile No.: (631) 843-5600

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Paul J. Shim

                Kimberly R. Spoerri

Facsimile No.: (212) 225-3999

with a copy to:

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036

Attention: Steven L. Kirshenbaum

Michael E. Ellis

Facsimile No.: (212) 969-2900

if to Voyager, to:

Direct Vet Marketing, Inc. (d/b/a Vets First Choice)

7 Custom House Street, Suite 2

Portland, ME 04101

Attention: General Counsel

with a copy to:

Morgan, Lewis & Bockius LLP

One Federal Street

Boston, MA 02110-1726

Attention: Mark Stein

Facsimile No.: 617-341-7701

in the case of any Shareholder, to the address set forth opposite such Shareholder’s name on Schedule A hereto, or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 4.4    Amendments. This Agreement may be amended by the parties at any time before or after receipt of the Voyager Stockholder Approval; provided, however, that after such Voyager Stockholder Approval there shall not be made any amendment that by Law requires further approval by the Voyager Stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 4.5    Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereunder, (b) waive any inaccuracies in the Shareholder representations and warranties contained in this Agreement or (c) subject to the proviso of the first sentence of Section 4.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 4.6    No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto.

Section 4.7    Entire Agreement. This Agreement, the Schedules and the Exhibits hereto, the Merger Agreement and the Transaction Agreements shall constitute the entire agreement among the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

Section 4.8    Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than Harbor, Voyager and their respective successors and permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement and no Person shall be deemed a third party beneficiary under or by reason of this Agreement.

Section 4.9    No Third Party Liability. This Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the entities that are expressly identified as parties hereto; and no past, present or future director, officer, employee, incorporator, member, partner, shareholder, trustee, shareholder representative, Affiliate, agent, attorney or representative of any party hereto (including any Person negotiating or executing this Agreement on behalf of a party hereto), unless party to this Agreement, shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.

Section 4.10    Governing Law; WAIVER OF JURY TRIAL.

(a)    This Agreement and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement (and all Schedules and Exhibits hereto) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal Laws of the State of Delaware shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

(b)    AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH OF THE PARTIES EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 4.11    Jurisdiction; Service of Process. ANY ACTION WITH RESPECT TO THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT OF THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER BROUGHT BY THE OTHER PARTY OR PARTIES OR THEIR SUCCESSORS OR ASSIGNS, IN EACH CASE, SHALL BE BROUGHT AND DETERMINED EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). EACH OF THE PARTIES HEREBY IRREVOCABLY AGREES AND CONSENTS TO PERSONAL JURISDICTION, SERVICE OF PROCESS AND VENUE IN THE AFORESAID COURTS AND WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION WITH RESPECT TO THIS AGREEMENT (I) ANY CLAIM THAT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE NAMED COURTS FOR ANY REASON OTHER THAN THE FAILURE TO SERVE IN ACCORDANCE WITH THIS Section 4.11, (II) ANY CLAIM THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) AND (III) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) THE ACTION IN SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM, (B) THE VENUE OF SUCH ACTION IS IMPROPER OR (C) THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN Section 4.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 4.12    Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party who is, or is to be, thereby aggrieved will have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties.

Section 4.13    Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of this Agreement unless otherwise indicated. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms and any reference to the masculine, feminine or neuter gender shall be deemed to include any gender or all three as appropriate. Unless otherwise specified, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and including all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to April 22, 2018 regardless of any amendment or restatement hereof. The use of the phrase “ordinary course of business” or other derivations thereof shall mean “ordinary course of business consistent with past practice.” Unless the context otherwise requires, “or,” “neither,” “nor,” “any,” “either,” and “or” shall not be exclusive. Wherever and whenever in this Agreement there is a consent right of a party or a reference to the “satisfaction” or “sole discretion” of a party, such party shall be entitled to consider solely its own interests (and not the interests of any other Person) or, at its sole election, any such other interests and factors as such party desires. The parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 4.14    Counterparts; Delivery by Electronic Transmission. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 4.15    Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable to the maximum extent permitted while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the original intent of the parties.

Section 4.16    Capacity as Shareholder. Each Shareholder signs this Agreement solely in such Shareholder’s capacity as a shareholder of Voyager, and not in any other capacity, and this Agreement shall not limit or otherwise affect the actions of such Shareholder or any Affiliate, employee or designee of such Shareholder or any of its affiliates in its capacity, if applicable, as an officer or director or other fiduciary capacity on behalf of Voyager.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

HENRY SCHEIN, INC.

By:	/s/ Stanley Bergman
Name:	Stanley Bergman
Title:	Chief Executive and Chairman of the Board

DIRECT VET MARKETING, INC.

By:	/s/ Benjamin Shaw
Name:	Benjamin Shaw
Title:	President

SHAREHOLDER

THE BOREALIS FUND II, L.P.

By: Borealis Capital Partners II, LLC, its General Partner

By: Borealis Venture Management II, LLC, its Manager

By:	/s/ Philip J. Ferneau
Name:	Philip J. Ferneau
Title:	Managing Director

SHAREHOLDER

HLM VENTURE PARTNERS III, L.P.

By: HLM Venture Associates III, L.L.C., its general partner

By:	/s/ Edward Cahill
Name:	Edward Cahill
Title:	Partner

SHAREHOLDER

CD&R VFC HOLDINGS, L.P.

By: CD&R Investment Associates IX, Ltd., its general partner

By:	/s/ Theresa Gore
Name:	Theresa Gore
Title:	Vice President, Treasurer and Assistant Secretary

SHAREHOLDERS

POLARIS VENTURE PARTNERS VI, L.P.

By: Polaris Venture Management Co. VI, L.L.C., its General Partner

By:	/s/ Max Eisenberg
Name:	Max Eisenberg
Title:	Attorney-in-fact

POLARIS VENTURE PARTNERS FOUNDERS’ FUND VI, L.P.

By: Polaris Venture Management Co. VI, L.L.C., its General Partner

By:	/s/ Max Eisenberg
Name:	Max Eisenberg
Title:	Attorney-in-fact

SHAREHOLDER

VIKING GLOBAL OPPORTUNITIES ILLIQUID INVESTMENTS SUB-MASTER LP

By: Viking Global Opportunities Portfolio GP LLC, its general partner

By:	/s/ Matthew Bloom
Name:	Matthew Bloom
Title:	Authorized Signatory

SHAREHOLDER

HH DVM HOLDINGS LIMITED

By:	/s/ Haoyu Shen
Name:	Haoyu Shen

SHAREHOLDER

/s/ David Shaw
DAVID SHAW

SHAREHOLDER

/s/ Ben Shaw
BEN SHAW